Exhibit 10.1
RETENTION AGREEMENT
This Retention Agreement (this “Agreement”), dated as of October 18, 2019, is made and entered into by and between Mark Langer (“Executive”) and Urban Edge Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), with its principal offices at 888 Seventh Avenue, New York, New York 10106.
Recitals
Although the Company anticipates the continuation of a mutually rewarding employment relationship with Executive, the compensation committee (the “Committee”) of the board of trustees of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide Executive with certain assurances in the event of the occurrence of a termination of Executive’s employment with the Company. The Committee recognizes that the possibility of a termination can be a distraction to Executive and, accordingly, has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility or occurrence of such an event.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.Position and Duties; Target Compensation; Additional Benefits. Executive’s position, target compensation and additional benefits will be as set forth below, subject to Section 1(d).

(a)Position and Duties. Executive will serve as Executive Vice President and Chief Financial Officer of the Company and report to the Company’s Chief Executive Officer. Executive will have those powers and duties normally associated with the position of Executive Vice President and Chief Financial Officer and such other powers and duties as may be prescribed by or at direction of the Chief Executive Officer or the board of directors of the Company (the “Board”), provided that such other powers and duties are consistent with Executive’s position as Executive Vice President and Chief Financial Officer of the Company. Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and its affiliates. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by the Executive coincident with the execution of this Agreement). Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 7(a), (b) or (c) of this Agreement, to (i) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the effective date of this Agreement (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

(b)Target Compensation. Executive’s target compensation will consist of the following:

(i)Base Salary. A base salary at the rate of $575,000 per year, paid in approximately equal installments in accordance with the Company’s customary payroll practices.

(ii)Annual Short-Term Incentive Bonus. An annual short-term incentive bonus ranging from 50% of annual base salary (if threshold performance is achieved) to 100% of annual base salary (if target performance is achieved) to 175% of annual base salary (if maximum performance is achieved) pursuant to certain pre-established Company and individual-specific performance metrics established by the compensation committee of the Board. The annual short-term incentive bonus earned for a year, if any, shall be paid to Executive in cash and/or equity awards, in the sole discretion of the Company, within 90 days after the end of the applicable fiscal year. If all or part of the annual short-term incentive bonus is paid in equity awards, such equity awards shall consist of common shares of the Company, restricted common shares of the Company, long-term incentive plan units in Urban Edge Properties LP, or the equivalent of such securities, in each case, that vest ratably over no more than three years from the date of grant.

(iii)Long-Term Incentive Awards. For each fiscal year, annual long-term incentive compensation with a value at target performance levels of no less than $871,375.

(c)Additional Benefits. Executive is eligible to receive from the Company within 30 days following receipt from Executive of written evidence of premiums paid by Executive for life, disability and/or similar insurance policies, reimbursement for the amount of such premiums in an amount not to exceed $30,000 in any calendar year.

(d)At-Will Employment. Executive’s employment is at-will and the Company may terminate the employment relationship at any time for any reason or for no reason as set forth in Section 2, or modify Executive’s title, duties, compensation (and compensation targets) and any additional benefits at any time, in its sole and absolute discretion; provided that any such modification remains subject to Executive’s right to terminate his employment for Good Reason pursuant to Section (2)(d) below.

(e)Expenses. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(f)Vacation. Executive will be entitled to four weeks of vacation annually.

2.Reasons for Termination. Executive’s employment with the Company may or will be terminated under the following circumstances:

(a)Death. Executive’s employment will terminate upon his death.

(b)Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties to the Company for a continuous period of 180 days, the Company may terminate Executive’s employment for “Disability”.

(c)Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)conviction of, or plea of guilty or nolo contendere to, a felony;

(ii)willful and continued failure to use reasonable best efforts to substantially perform his duties to the Company (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination (as defined in Section 3) by Executive for Good Reason (as defined in Section 2(d)) that Executive fails to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to Executive that sets forth in reasonable detail the basis of Executive’s failure to use reasonable best efforts to substantially perform his duties to the Company; or

(iii)willful misconduct (including, but not limited to, a willful breach of the provisions of Section 7) that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

For purposes of this Section 2(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.
(d)Good Reason. Executive may terminate his employment with the Company for “Good Reason” within 90 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition):

(i)(A) a material reduction by the Company in Executive’s base salary, annual bonus opportunity or the aggregate level of employee benefits made available to Executive under this Agreement or (B) a material diminution in Executive’s position, title, authority, duties or responsibilities;

(ii)a relocation of Executive’s location of employment to a location outside of Manhattan, New York or, for the Paramus, New Jersey office, a location more than 30 miles outside Paramus, New Jersey; or

(iii)the Company’s material breach of any provision of this Agreement, which will be deemed to include, but shall not be limited to, (a) the failure of a successor to the Company to assume this Agreement in accordance with Section 9(a), and (b) a material change in the Executive’s reporting relationship such that Executive no longer reports to the Chief Executive Officer of the Company.

Executive’s continued employment during the 90-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
(e)Without Cause. The Company may terminate Executive’s employment without Cause by providing Executive with a Notice of Termination.

(f)Without Good Reason. Executive may terminate his employment without Good Reason by providing the Company with a Notice of Termination.

3.Termination Procedure.

(a)Notice of Termination. Any termination of Executive’s employment with the Company by the Company or by Executive (other than termination pursuant to Section 2(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 2(b), (c) or (d).

(b)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated pursuant to Section 2(a) (Death), the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 2(b) (Disability), the date set forth in the Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such Notice of Termination) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company shall have the right to accelerate such Notice of Termination and make the Date of Termination the date of the Notice of Termination or such other date prior to the Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, he shall be deemed to resign (i) from the board of trustees or directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company (including the Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.

4.Compensation upon Termination. This Section provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment with the Company. Except as provided in this Section 4, Executive shall not be entitled to anything further from the Company as a result of the termination of his employment, regardless of the reason for such termination.

(a)Termination for Any Reason. Following the termination of Executive’s employment with the Company, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason, the Company will:

(i)pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid base salary, (B) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination, and (C) any accrued and unused vacation pay, through the Date of Termination

(ii)reimburse Executive as soon as practicable following the Date of Termination for any reimbursable business expenses incurred by Executive during his employment with the Company in accordance with the Company’s policies and procedures then in force (unless such termination occurred as a result of misappropriation of funds); and

(iii)provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

Upon any termination of Executive’s employment with the Company, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) shall be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company, provided that all vested options shall remain exercisable for 60 days following such termination (or if earlier, through the expiration of the scheduled term of such award).
(b)Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 4(a) and, in addition, the Company will, subject to the following paragraph relating to the effectiveness and irrevocability of the Release (as defined below), pay to Executive (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits, and (iv) the Vesting Benefits.

(i)The “Severance Amount” will be equal to:

(A)if such termination is within three (3) months prior to or in connection with (and in each case subject to the consummation of), or within two years following, a Change in Control of the Company (a “Qualifying CIC Termination”), 2.5 times the sum of Executive’s then current: (x) annual base salary (unless a diminution in base salary was the basis for a termination with Good Reason, in which case it shall be the base salary just prior to any such diminution), and (y) target short-term annual incentive bonus (unless a diminution in target short-term annual incentive bonus was the basis for a termination with Good Reason, in which case the target short-term annual incentive bonus shall be calculated based on target short-term annual incentive bonus just prior to any such diminution); or

(B)if such termination is not a Qualifying CIC Termination, 1.5 times the sum of Executive’s then current (x) annual base salary (unless a diminution in base salary was the basis for a termination with Good Reason, in which case it shall be the base salary just prior to any such diminution), and (y) target short-term annual incentive bonus (unless a diminution in target short-term annual incentive bonus was the basis for a termination with Good Reason, in which case the target short-term annual incentive bonus shall be calculated based on target short-term annual incentive bonus just prior to any such diminution).

(ii)The “Pro Rata Bonus” will be equal to (A) if such termination is a Qualifying CIC Termination, the greater of Executive’s target short-term annual incentive bonus or the short-term annual incentive bonus earned in the year of termination based on actual performance or (B) if such termination is not a Qualifying CIC Termination, Executive’s short-term annual incentive bonus earned in the year of termination based on actual performance; in either case multiplied by the number of days in the year up to and including the Date of Termination and divided by 365.

(iii)The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to that provided to other senior executives of the Company (which shall be provided upon Executive’s election and continued qualification for such Medical Benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)) for (A) if such termination is a Qualifying CIC Termination, for so long as Executive qualifies for COBRA continuation Medical Benefits following the Date of Termination, up to two years, or (B) if such termination is not a Qualifying CIC Termination, one year following the Date of Termination. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(iv)The “Vesting Benefits” refer to the vesting on the Release Effectiveness Date (as defined below) of all outstanding unvested equity and equity-based awards granted by the Company that are subject to vesting based solely on continued employment with the Company, with options remaining exercisable until the 60th day following the Release Effectiveness Date (or if earlier, the expiration of the term of the option. Subject to Executive’s execution of the Release (as defined below) and the expiration of the related revocation period, any termination or forfeiture of unvested equity and equity-based awards eligible for acceleration of vesting pursuant to this Section 4(b) that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but, in the case of any option, not later than the expiration of the term of the option) and will occur only to the extent such equity or equity-based awards do not vest pursuant to this Section 4(b). For avoidance of doubt, the Vesting Benefit shall not apply to equity and equity-based awards granted by the Company that are subject to vesting based in whole or in part on achievement of performance-based hurdles other than continued employment with the Company, such as hurdles based on the Company’s operating performance or absolute or relative total return to shareholders (as the vesting of any such awards following a termination shall be governed by the terms set forth in the agreements related to any such awards).

(v)Change in Control” shall mean:

(A)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 4(b)(vii), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust)

sponsored or maintained by the Company or any of its affiliates or (iv) any acquisition by any entity pursuant to a transaction that complies with Sections 4(b)(vii)(C)(1), 4(b)(vii)(C)(2) and 4(b)(vii)(C)(3);

(B)Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity interests of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or other common equity securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares (or other common equity securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of trustees or board of directors (or equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

The Company shall provide to Executive, within ten (10) days following the Date of Termination (in any case, other than in connection with a termination of employment pursuant to Section 2(a)), a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement. As a condition to the payments and other benefits pursuant to Section 4(b) and (c), Executive must execute and the Release must become effective and irrevocable within sixty (60) days after the Date of Termination (with the date on which the Release becomes effective and irrevocable being referred to as the “Release Effectiveness Date”). Subject to Section 5, the lump sum payments set forth in this Section 4 shall be paid to Executive within 30 days after the Release Effectiveness Date; provided, however, that if the Date of Termination occurs on or after October 1 of a given calendar year, such payment shall, subject to Section 5, be paid in January of the immediately following calendar year.
(c)Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 2(b), Executive will be entitled to the payments and benefits provided in Section 4(a) hereof and, subject to the effectiveness and irrevocability of the Release, as described above, to the options granted to Executive on April 20, 2015 (the “Initial Option Award”) remaining exercisable for one (1) year following the Date of Termination (or if earlier, the expiration of the term of the Initial Stock Option Award).

(d)Death. If Executive’s employment is terminated by his death, the Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 4(c).

5. 409A and Termination. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees” (as defined in Section 409A of the Code and applicable regulations thereunder, “Section 409A”) any payment or benefit which is due on account of Executive’s separation from service that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which does not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1(b)(4) (including, without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)) that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 4 unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treas. Reg. Section 1.409A‑1(h).

6.Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by a nationally-recognized accounting firm selected by the Company in its discretion (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive; provided that all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas.

Reg. §1.280G-1, Q&A-24(b) or (c). In the event that acceleration of vesting of equity awards subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

7.Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a)Confidential Information. During the time Executive is employed by the Company and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment with the Company and which are not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties to the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties to the Company. Nothing in the Agreement shall be interpreted or applied to prohibit Executive from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Company. Additionally, Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b)Removal of Documents; Rights to Products. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties to the Company and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)Non-Competition; Non-Solicitation; Protection of Business. During the time Executive is employed by the Company and until the first anniversary of the applicable Date of Termination the Executive will not (i) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of the Company, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Company to leave the employ of the Company. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded entity, whether or not such entity is in competition with the Company. If, at any time, the provisions of this Section 7(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 7(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 7(c), as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. “Competing Business” means any business the primary business of which is being engaged in by the Company as a principal business of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate in the principal geographical markets in which the Company operates on the Date of Termination and the acquisition and disposition of commercial real estate in those markets for the purpose of development, owning and operating such real estate).

(d)Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company as reasonably requested by the Company and at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall provide Executive with compensation on an hourly basis calculated at his final current annual base salary rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 7(d), including, without limitation, reasonable attorneys’ fees and costs; provided that Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

(e)Injunctive Relief. In the event of a breach or threatened breach of this Section 7, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(f)Continuing Operation. Except as specifically provided in this Section 7, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 7.

8.Indemnification.

(a)The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on the same terms as for the Company’s other officers.

9.Successors; Binding Agreement.

(a)Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(b)Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

10.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or such other addresses as specified by the parties by like notice):

If to Executive:

Mr. Mark Langer
[Address on file with the Company]

With a copy to:
Andrew S. Goodstadt, Esq.
Goodstadt Law Group, PLLC
910 Franklin Avenue, Suite 200
Garden City, New York 11530

If to the Company:

Urban Edge Properties
888 Seventh Avenue
New York, New York 10106
Tel: 212-894-7000
Attention: Chief Executive Officer and General Counsel

11.Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 7 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute. Additionally, the Company will reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement up to $10,000 as soon as reasonably practicable following the date hereof.

12.Amendments; Severability; No Waiver. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

13.Miscellaneous.

(a)At-Will Employment. Executive acknowledges and agrees that nothing in this Agreement shall be construed to imply that Executive’s employment is guaranteed for any period of time. Executive’s employment is at-will and either the Company or Executive may terminate the employment relationship at any time for any reason or for no reason as set forth in Section 2.

(b)Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. After termination of Executive’s employment with the Company, in no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not Executive obtains other employment.

14.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

15.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which the Executive is a participant on the date hereof. For the avoidance of doubt, as of the date hereof, the Employment Agreement, dated as of February 4, 2015, between Executive and the Company is superseded in its entirety by this Agreement and is of no further force or effect.

16. 409A Compliance.

(a)This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3 (c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

17.Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

18.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

URBAN EDGE PROPERTIES	EXECUTIVE
By: /s/ Jeffrey Olson Jeffrey Olson Chief Executive Officer	By: /s/ Mark Langer Mark Langer